                                                                    EXHIBIT 12.1

                            DEVON ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                     THREE
                                                                                                                    MONTHS
                                                              YEAR ENDED DECEMBER 31,                                ENDED
                                      ------------------------------------------------------------------------     MARCH 31,
                                          1991           1992           1993           1994           1995           1996
                                      ------------    -----------    -----------    -----------    -----------    -----------
Earnings (loss) before income taxes
  and cumulative effect of change in
  accounting principle per
  consolidated statements of
  operations......................... $(21,144,443)    19,485,817     25,960,772     21,356,711     25,621,899      9,743,926
Add:
  Interest expense...................    2,208,782      2,644,063      3,421,742      5,438,911      7,051,142      2,481,156
  Estimated interest factor of
    operating lease payments.........      177,165        153,384        162,518        173,923        182,129         52,634
                                      ------------    -----------    -----------    -----------    -----------    -----------
Earnings (loss), as adjusted(A)...... $(18,758,496)    22,283,264     29,545,032     26,969,545     32,855,170     12,277,716
                                      ============    ===========    ===========    ===========    ===========    ===========
Fixed charges:
  Interest costs incurred............    2,208,782      2,644,063      3,421,742      5,438,911      7,051,142      2,461,156
  Estimated interest factor of
    operating lease payments.........      177,165        153,384        162,518        173,923        182,129         52,634
                                      ------------    -----------    -----------    -----------    -----------    -----------
Total fixed charges(B)............... $  2,385,947      2,797,447      3,584,260      5,612,834      7,233,271      2,533,790
                                      ============    ===========    ===========    ===========    ===========    ===========
Radio of earnings to fixed
  charges(A)/(B).....................           --           7.97           8.24           4.80           4.54           4.85
                                      ============    ===========    ===========    ===========    ===========    ===========
Amount of fixed charges in excess of
  earnings(B-A)...................... $ 21,144,443             --             --             --             --             --
                                      ============    ===========    ===========    ===========    ===========    ===========


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
         AS ADJUSTED FOR THE CONVERTIBLE PREFERRED SECURITIES OFFERING


                                                                                     THREE MONTHS
                                                                     YEAR ENDED         ENDED
                                                                    DECEMBER 31,      MARCH 31,
                                                                        1995             1996
                                                                    ------------     ------------
Earnings as adjusted (as calculated above)(1).....................   $32,855,170       12,277,716
                                                                     ===========      ===========
Fixed charges (as shown above)....................................     7,233,271        2,533,790
Reduction of interest expense as a result of use of funds received from Convertible Preferred Securities issued to retire long-term
  debt............................................................    (6,475,748)      (2,306,459)
Distribution requirements on the Convertible Preferred
  Securities......................................................     9,717,500        2,429,375
Amortization of costs incurred in connection with the Convertible
  Preferred Securities offering...................................       166,167           41,542
                                                                     -----------      -----------
Fixed charges adjusted for the Convertible Preferred Securities
  offering........................................................   $10,641,190        2,698,248
                                                                     ===========      ===========
Ratio of earnings to fixed charges adjusted for the Convertible
  Preferred Securities offering...................................          3.09             4.55
                                                                     ===========      ===========


- ---------------

(1) Earnings for the year 1995 do not include assumed interest earnings on the excess of funds received from the issuance of the Convertible Preferred Securities above the average long-term debt outstanding during the year. Such excess was approximately $47.4 million.